Putnam Variable Trust, 6/30/07, semiannual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A) For the six months ended June 30, 2007, Putnam Management has assumed the following amounts of legal, shareholder servicing and communication, audit and Trustee fees incurred by each fund in connection with certain legal and regulatory matters:

Fund Name 								Amount

Putnam VT American Government Income Fund 			87
Putnam VT Capital Appreciation Fund 				30
Putnam VT Capital Opportunities Fund 				30
Putnam VT Discovery Growth Fund 					22
Putnam VT Diversified Income Fund 					288
Putnam VT Equity Income Fund 						145
Putnam VT The George Putnam Fund of Boston 			356
Putnam VT Global Asset Allocation Fund 				237
Putnam VT Global Equity Fund 						356
Putnam VT Growth and Income Fund 					2,373
Putnam VT Growth Opportunities Fund 				29
Putnam VT Health Sciences Fund 					157
Putnam VT High Yield Fund 						353
Putnam VT Income Fund 							437
Putnam VT International Equity Fund 				764
Putnam VT International Growth and Income Fund 		273
Putnam VT International New Opportunities Fund 		172
Putnam VT Investors Fund 							285
Putnam VT Mid Cap Value Fund 						60
Putnam VT Money Market Fund 						235
Putnam VT New Opportunities Fund 					747
Putnam VT New Value Fund 							399
Putnam VT OTC & Emerging Growth Fund 				48
Putnam VT Research Fund 							103
Putnam VT Small Cap Value Fund 					596
Putnam VT Utilities Growth and Income Fund 			231
Putnam VT Vista Fund 							245
Putnam VT Voyager Fund 							1,060


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.